UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2009

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, the compensation committee of the board of directors of Curis, Inc. determined not to make payments under the previously announced 2008 cash incentive plan for executive officers, or the plan.

The plan, which was approved by the compensation committee on May 16, 2008, provided for cash payments to each executive officer upon the achievement of corporate goals. The compensation committee established four equally-weighted categories of corporate goals for 2008, generally related to the achievement of:

•	development goals relating to CUDC-101, including the filing of an IND and progress in achieving clinical trial enrollment and study objectives;

•	the nomination of one or more additional development candidates from our targeted cancer programs;

•	the establishment of one or more collaborations regarding our targeted cancer programs having specified research funding and other payment terms; and

•	financial performance objectives, including cash management and capital raising.

Each of the foregoing four categories was further delineated into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Under the plan, cash payments were to be paid based upon the degree to which each category of corporate goals had been achieved on this continuum, if at all. The first and fourth goals set forth above were achieved at the “Threshold” level and the second goal was achieved at the “Target” level. Upon achievement of the three goals at these levels, the following cash incentive payment amounts were earned under the plan: $100,000 for Daniel R. Passeri; $52,500 for Michael P. Gray; $37,500 for Changgeng Qian; and $15,750 for Mark W. Noel. Despite these amounts being earned under the plan, the compensation committee determined not to make the cash payments in order to preserve cash.

Item 8.01.	Other Events.

On February 5, 2009, upon the recommendation of the compensation committee, the board of directors determined to leave the cash compensation paid to our non-employee directors for 2009 unchanged from the rates paid in 2008 and to leave the cash compensation paid to our named executive officers unchanged from the rates disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: February 11, 2009	By:	/s/ MICHAEL P. GRAY
Michael P. Gray Chief Operating Officer and Chief Financial Officer